Exhibit 99.1

Royal Gold Reports Record Revenue, Operating Cash Flow and Earnings for the Second Quarter of 2025
DENVER, COLORADO. AUGUST 6, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $132.3 million, or $2.01 per share, for the quarter ended June 30, 2025 ("second quarter"), on revenue of $209.6 million and operating cash flow of $152.8 million. Adjusted net income[1] was $118.8 million, or $1.81 per share.
“Royal Gold produced another quarter of excellent financial results, with record revenue, earnings and operating cash flow, demonstrating again the leverage in our business to strong precious metal prices,” commented Bill Heissenbuttel, President and CEO of Royal Gold.
“We always seek to improve our business and we saw opportunities recently to take significant steps to position Royal Gold as a premier growth company in the streaming and royalty sector," continued Mr. Heissenbuttel. "The acquisitions of Sandstorm Gold and Horizon Copper will bring scale, growth and diversification to Royal Gold and make us the most diversified and gold-focused company in our sector."
"We will continue to build on this foundation, and the recent acquisitions on the Kansanshi mine and Warintza project clearly demonstrate that we can add large, high quality, and long life assets to the portfolio. The combination of these transactions positions us with what we believe to be the best portfolio and organic growth pipeline in our sector, with exposure to some of the leading operating and development projects in the mining business."

Second Quarter 2025 Highlights:
•Records for revenue of $209.6 million, operating cash flow of $152.8 million, and earnings of $132.3 million
•Revenue split: 78% gold, 11% silver, 7% copper
•Sales volume of 63,900 GEOs[2]
•Adjusted EBITDA margin[1] of 84%
•Total available liquidity of approximately $1.25 billion
•Paid quarterly dividend of $0.45 per share, a 12.5% increase over the prior year period
•Acquired stream and royalty interests on the Warintza project
•Achieved full repayment of Pueblo Viejo stream advance
Post Quarter Events:
•Agreements to acquire Sandstorm Gold and Horizon Copper
•Acquired gold stream on the Kansanshi mine from First Quantum Minerals

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
Mine Life Extension Project Continues and Gold Production Guidance Adjusted at Mount Milligan
On August 6, Centerra Gold Inc. ("Centerra") provided an update on second quarter production and the status of the mine life extension study at the Mount Milligan mine in British Columbia.
Centerra reported that gold grades in the first half of 2025 were lower than anticipated, primarily attributed to certain areas within the pit with complex geology. In order to address this issue and improve geological and mine plan confidence, Centerra commenced an infill and grade control drilling program in the second quarter of 2025. As a result of the lower gold grades, Centerra updated 2025 guidance for gold production to 145,000 to 165,000 ounces, from 165,000 to 185,000 ounces previously, and reaffirmed its copper production guidance range of 50 to 60 million pounds. Both gold and copper production are expected to be weighted towards the second half of the year.
With respect to the Pre-Feasibility Study (“PFS”) to extend the mine life, Centerra reported that work is on track to be completed in the third quarter of 2025. Centerra remains optimistic that it can extend the current mine life beyond 2036 with the addition of tailings capacity, and increase the annual mill throughput in the range of 10% through ball mill motor

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

upgrades.
Advance Stream Payment Fully Offset at Pueblo Viejo
During the second quarter, the value of deliveries received from our gold and silver streams at the Pueblo Viejo mine in the Dominican Republic, when combined with the value of cumulative deliveries received since the July 1, 2015, effective date of the stream agreement, exceed the $610 million advance payment made by Royal Gold to a subsidiary of Barrick Mining Corporation ("Barrick"). Barrick is currently advancing a mine life extension project that is targeted to produce 800,000 ounces of gold per year (100% basis) to the mid-2040s.
Production Resumed to Full Rates and Union Contracts Ratified at Andacollo
On June 2, 2025, Teck Resources Limited ("Teck"), reported a mechanical issue at Andacollo requiring a maintenance shutdown of the SAG mill. On July 24, 2025, Teck reported that the SAG mill successfully restarted in late June and production has now resumed to full rates, and 2025 copper production guidance is unchanged from the previous guidance range of 45,000 to 55,000 tonnes. Teck does not provide gold production guidance. Teck further reported that both union contracts at Andacollo were ratified in June and July, 2025, respectively, each covering a three year period.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Rainy River (6.5% gold stream, 60% silver stream): On July 28, 2025, New Gold Inc. ("New Gold") reported second quarter results for the Rainy River mine in Ontario. According to New Gold, June 2025 gold production totaled 37,341 ounces, a monthly production record, and with the mill now processing higher grade open pit material, gold production is expected to continue to increase in the third quarter. New Gold reported that gold production through the first half of 2025 represented approximately 34% of the midpoint of annual guidance range of 265,000 to 295,000 ounces, and Rainy River is on-track for increased production in the second half of the year.
Khoemacau (100% silver stream): On July 22, 2025, MMG Limited ("MMG") provided an update on the expansion project at the Khoemacau mine in Botswana. According to MMG, a feasibility study is underway and expected to be completed by the end of 2025, with construction scheduled to begin following the approval of the feasibility study, and first concentrate production expected in 2028.
Bellevue (2% NSR royalty): On August 1, 2025, Bellevue Gold Limited ("Bellevue") provided gold production guidance for the Bellevue Gold Mine in Western Australia. Bellevue expects production in the fiscal year ending June 30, 2026, to range between 130,000 and 150,000 ounces, with quarterly performance set to progressively ramp up through the year, and production in the fiscal year ending June 30, 2027 to range between 175,000 and 195,000 ounces.
Côté Gold (1% NSR royalty): On June 23, 2025, IAMGOLD Corporation (“IAMGOLD”) announced that on June 21, 2025, the Côté Gold mine in Ontario reached a major milestone as the processing plant operated at the nameplate capacity of 36,000 tonnes per day on average over thirty consecutive days. IAMGOLD maintained its gold production guidance at Côté Gold of between 360,000 and 400,000 ounces for 2025.
Mara Rosa (1.0% NSR and 1.75% NSR royalties): On July 23, 2025, Hochschild Mining PLC ("Hochschild") provided a quarterly production report for the Mara Rosa operation in Brazil. As previously reported by Hochschild, the operation of the processing plant was temporarily suspended on June 23, 2025, after heavier-than-usual seasonal rainfall as well as contractor performance issues. Hochschild disclosed that mining activity is continuing as planned, and a comprehensive review of all mining, processing and disposal activities is underway to identify constraints to the mine’s output. Mara Rosa produced approximately 12,430 GEOs in the second quarter, and Hochschild expects to provide a full update and revised guidance in late August, 2025.
Xavantina (25% gold stream): On July 31, 2025, Ero Copper Corp. ("Ero") revised 2025 gold production guidance at the Xavantina mine in Brazil to 40,000 to 50,000 ounces, from the 50,000 to 60,000 guidance range provided previously. Ero reported that production in the first half of 2025 was lower than planned, and ongoing investments in mine modernization and mechanization are expected to drive a step-change in mining rates in the second half of 2025, resulting in higher projected production and lower unit costs that align with the long-term outlook for the operation. Additionally, the delivery threshold of 49,000 ounces was achieved in July, 2025, and the cash price paid by RG AG for each ounce delivered under the stream agreement increased from 25% to 40% of the spot gold price.
Development Properties
Back River (equivalent ~3.3% GSR royalty on the Goose Project): On June 30, 2025, B2Gold Corp. (“B2Gold”) announced the first gold pour at the Goose Project in the Back River Gold District in Nunavut, Canada. According to B2Gold, first ore was processed on June 24, 2025, and the mill has run consistently at approximately 50% of nameplate capacity during this initial phase, as planned. B2Gold expects a ramp up to commercial production in the third quarter of 2025, and has maintained 2025 gold production guidance of between 120,000 and 150,000 ounces.
Cactus (2.0% NSR royalty): On June 25, 2025, Arizona Sonoran Copper Company Inc. ("ASCU") announced that it had exercised its right to buy back 0.5% of Royal Gold’s aggregate 2.5% NSR royalty on the Cactus Project in Arizona for $7 million. The buyback was expected and was factored into our initial valuation when the royalty was acquired in 2024. Royal Gold will hold a 2.0% NSR royalty after closing, which is targeted to be on or about August 12, 2025.
Portfolio Additions
Acquisition of Gold Stream on the Kansanshi Mine in Zambia
As announced on August 5, 2025, our wholly-owned subsidiary RGLD Gold AG (“RG AG”), entered into a precious metals purchase agreement (“Stream Agreement”) for gold deliveries referenced to copper production from the Kansanshi copper-gold mine (“Kansanshi”) in the North Western Province of Zambia, operated and 80% owned by a subsidiary of First Quantum Minerals Ltd. (“First Quantum”).
RG AG made an advance payment of $1.0 billion (“Advance”) in return for a gold stream referenced to copper production, with deliveries of 75 ounces of gold per million pounds of recovered copper produced until the delivery of 425,000 ounces; 55 ounces of gold per million pounds of recovered copper produced between the delivery of 425,001 ounces and 650,000 ounces; and 45 ounces of gold per million pounds of recovered copper produced thereafter. Additionally, and depending on the achievement of certain objectives as described below, RG AG has granted options to First Quantum to accelerate stream deliveries and reduce the outstanding Advance:
i.Acceleration Option 1: From the earlier of the achievement by First Quantum of a minimum ‘BB’ or equivalent senior unsecured debt rating from a rating agency, or a Net Debt/TTM EBITDA ratio of 2.25x or less over three consecutive quarters starting from March 31, 2026, it will have a one-year period to exercise the option and deliver gold worth up to $200 million over a 14-month period from the date of option exercise and reduce the stream rates and delivery thresholds by up to 20%.
ii.Acceleration Option 2: If First Quantum achieves either a minimum ‘BBB-’ or equivalent senior unsecured debt rating from a rating agency, or shows a Net Debt/TTM EBITDA ratio of 1.25x or less over four consecutive quarters, and achieves certain operational conditions, it will have a one-year period to exercise the option and deliver gold worth up to $100 million over a 7-month period from the date of option exercise and reduce the stream rates and delivery thresholds by up to a further 10%.
RG AG will pay 20% of the spot gold price for each ounce delivered. Should one of the conditions in Acceleration Option 1 be met, Royal Gold will pay 35% of the spot gold price for each ounce delivered.
RG AG’s interests under the stream agreement are guaranteed by all entities within the Kansanshi ownership chain, from the project company (Kansanshi Mining PLC) through to the parent, First Quantum Minerals Ltd. RG AG also has customary additional protections for a stream agreement including limitations on certain additional encumbrances, restrictions on transfer of mine ownership, sharing for insurance and expropriation proceeds, and typical remedies for events of default.
The Kansanshi mine is owned and operated by Kansanshi Mining PLC, which is 80% owned indirectly by First Quantum and 20% by ZCCM Investments Holdings PLC, a company majority-owned by the Government of the Republic of Zambia. First Quantum acquired its interest in the project in 2001, began construction soon after, and achieved commercial production in 2005. As of December 31, 2024, Proven and Probable Reserves consisted of 1.070 billion tonnes grading 0.52% copper and 0.10 grams per tonne gold, calculated using a copper price of $3.50 per pound and a gold price of $1,805 per ounce. As of the same date, Measured and Indicated Resources (inclusive of Reserves) were 1.297 billion tonnes grading 0.57% copper and 0.07 grams per tonne gold, calculated at a 0.2% copper cut-off grade. First Quantum expects a mine life of more than 20 years, and the All-In Sustaining Cost (“AISC”) is expected to be in the lower half of the global copper cost curve during the next 10 years of mine life.
Royal Gold funded the Advance using available cash and a draw of $825 million on its revolving credit facility.
Acquisition of Stream and Royalty Interests on the Warintza Project in Ecuador
As previously announced on May 21, 2025, RG AG acquired a gold stream and separate royalty interest in the Warintza copper-gold-molybdenum project in southeastern Ecuador, operated by Solaris Resources Inc. (“Solaris”). The advance payment (“Advance”) for the acquisition totals $200 million in cash consideration, including $100 million paid upon closing, $50 million payable after technical approval of the Environmental Impact Assessment (“EIA”) and publication of a PFS, which are expected to be complete in the third quarter of 2025, and $50 million payable one year after closing, subject to security perfection in Ecuador. Solaris will direct the proceeds of the Advance towards advancing technical studies, permitting activities, early infrastructure development, the repayment of debt, some district exploration activities and general working capital requirements. After receipt of the full Advance, Solaris expects to be fully funded through to a final investment decision.
In return for the Advance, RG AG and Solaris entered into:
i.A Gold Stream Agreement that provides for the delivery to RG AG of 20 ounces of gold per million pounds of recovered copper in return for a cash payment for each ounce delivered of 20% of the spot gold price until the delivery of 90,000 ounces, and 60% of the spot gold price thereafter. The Gold Stream Agreement may be subject to early termination at the option of RG AG or Solaris if a change of control of Solaris or Warintza occurs, or by RG AG if deliveries have not begun by May 21, 2033. The area of interest for the Gold Stream Agreement covers approximately 31 square kilometers, and will expand to 186 square kilometers if the early termination provisions have not been exercised and the first delivery has not been received by May 21, 2033.
ii.A Royalty Agreement that provides for payment to RG AG of a net smelter return (“NSR”) royalty at an initial rate of 0.30% for all metals produced from an area of interest of approximately 186 square kilometers. The royalty rate will increase by 0.0375% per year until the earlier to occur of the first delivery under the Gold Stream Agreement or May 21, 2033, to a maximum of 0.60%. If the Gold Stream Agreement is subject to early termination, the royalty rate will be the rate in place at the time of exercise if the early termination is exercised by RG AG, or 0.60% if the early termination is exercised by Solaris.
RG AG will also maintain certain rights to participate in any future stream, royalty or similar production-based financing on the Warintza land package.
The Warintza project consists of a cluster of five separate porphyry copper-molybdenum-gold intrusions that coalesce within two overlapping open pits. Exploration potential is high for near and in-mine targets, as well as within the larger project area. Solaris is targeting a Final Investment Decision by the end of 2026.
Acquisition of Royalty Interest on the Lawyers-Ranch Project in British Columbia
On May 16, 2025, Royal Gold acquired a 2.0% NSR royalty on the Ranch portion of the Lawyers-Ranch Project operated by Thesis Gold Inc. (“Thesis”) from a private seller for cash consideration of $12.5 million. The royalty covers all metals, is perpetual with no buyback rights or caps, and constitutes a real property interest.
The Lawyers-Ranch Project is in the Toodoggone Epithermal/Porphyry Trend located in the Toodoggone mining district of Northern British Columbia, and Thesis is currently targeting completion of a Pre-Feasibility Study in the fourth quarter of 2025. This transaction increases Royal Gold’s royalty exposure to this emerging trend, which also includes a 0.5% NSR royalty on the Lawyers portion of the Lawyers-Ranch Project and a 0.5% royalty on the Shasta Project, operated by TDG Gold Corp.
Corporate Acquisitions
Agreements to Acquire Sandstorm Gold and Horizon Copper
On July 6, 2025, we entered into arrangement agreements to acquire each of Sandstorm Gold Ltd. (“Sandstorm”) and Horizon Copper Corp. (“Horizon”). Under the terms of the agreement with Sandstorm, Royal Gold has agreed to acquire 100% of the issued share capital of Sandstorm in exchange for Royal Gold shares at an exchange ratio of 0.0625 common shares of Royal Gold for each common share of Sandstorm (the “Sandstorm Transaction”), which reflected a transaction equity value of approximately $3.5 billion at the time of signing. Under the terms of the agreement with Horizon, Royal Gold has agreed to acquire 100% of the issued share capital of Horizon in exchange for cash of C$2.00/share (the “Horizon Transaction” and together with the Sandstorm Transaction, the “Transactions”), which reflected a transaction equity value of approximately $196 million at the time of signing.
The combined Sandstorm and Horizon portfolios will contribute 40 revenue-producing royalty and stream interests, with a further 28 in the development stage and 154 in the evaluation and exploration stages. After completing the Transactions, Royal Gold’s pro-forma portfolio will comprise 393 streams and royalties, largely focused on the Americas, with 80 revenue-producing interests and 47 in development. Royal Gold will also be well capitalized, remain precious metals focused, generate significant free cash flow, and have a portfolio that is well-positioned for organic cash flow growth from a robust development pipeline.
The Sandstorm Transaction will be effected by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). At closing of the Sandstorm Transaction, Royal Gold expects to issue an aggregate of approximately 19 million common shares to Sandstorm shareholders, and following completion of the Sandstorm Transaction, existing Sandstorm shareholders will own approximately 23% of the issued and outstanding common shares of Royal Gold on a fully diluted basis.

The Sandstorm Transaction will be subject to the approval of 66 2/3% of the votes cast by shareholders of Sandstorm at a special meeting (the “Sandstorm Meeting”) and the approval of a simple majority of the votes cast by shareholders of Sandstorm at the Sandstorm Meeting excluding votes cast by senior officers and directors, as required under Multilateral Instrument 61-101. In addition, Royal Gold will require approval by a simple majority of the votes cast by Royal Gold shareholders at a special meeting. The full details of the Sandstorm Transaction will be described in Sandstorm’s management information circular and Royal Gold’s proxy statement to be prepared in accordance with applicable securities laws.
The completion of the Sandstorm Transaction is subject to customary closing conditions, as well as the approvals by Royal Gold and Sandstorm’s shareholders described above, the approval of the Supreme Court of British Columbia, completion of the Horizon Transaction (which can be waived by Royal Gold in its sole discretion), the listing of shares of Royal Gold’s stock to be issued in the transaction on Nasdaq, and regulatory clearances or approvals.
The Horizon Transaction will be effected by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). The Horizon Transaction will be subject to the approval of 66 2/3% of the votes cast by shareholders of Horizon at a special meeting (the “Horizon Meeting”) ”) and 66 2/3% of the votes cast by shareholders and warrant holders of Horizon, voting together as a single class at the Horizon Meeting. Sandstorm, as well as the senior officers and directors of Horizon and certain additional Horizon shareholders, which as of July 6, 2025, collectively controlled 54% of the total basic common shares of Horizon, have entered into voting support agreements pursuant to which they have agreed to vote their shares in favor of the Horizon Transaction, subject to certain conditions. Additionally, the Horizon Transaction will be subject to the approval of a simple majority of the votes cast by shareholders of Horizon at the Horizon Meeting excluding votes cast by Sandstorm, senior officers, and directors as required under Multilateral Instrument 61-101. The full details of the Horizon Transaction will be described in Horizon’s management information circular to be prepared in accordance with applicable securities laws.
The completion of the Horizon Transaction is subject to customary closing conditions, as well as the approval by Horizon’s securityholders described above, the approval of the Supreme Court of British Columbia, completion of the Sandstorm Transaction (which can be waived by Royal Gold in its sole discretion), and regulatory clearances or approvals.
The Transactions are expected to close in the fourth quarter of 2025.
Second Quarter 2025 Overview
For the second quarter, we recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $132.3 million, or $2.01 per basic and diluted share, as compared to net income of $81.2 million, or $1.23 per basic and diluted share, for the three months ended June 30, 2024. The increase in net income was primarily attributable to higher revenue and lower tax expense, each discussed below.
For the second quarter, we recognized total revenue of $209.6 million, comprised of stream revenue of $133.2 million and royalty revenue of $76.5 million at an average gold price of $3,280 per ounce, an average silver price of $33.68 per ounce and an average copper price of $4.32 per pound. This is compared to total revenue of $174.1 million for the three months ended June 30, 2024, comprised of stream revenue of $123.0 million and royalty revenue of $51.1 million, at an average gold price of $2,338 per ounce, an average silver price of $28.84 per ounce and an average copper price of $4.42 per pound.
The increase in our total revenue resulted primarily from higher average gold and silver prices compared to the prior period. Higher gold production from Peñasquito and Manh Choh also contributed to the increase. These increases were partially offset by lower gold sales from Xavantina when compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), was $24.2 million for the three months ended June 30, 2025 and 2024. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra. For further detail on the Mount Milligan Cost Support Agreement refer to our 2024 10-K.
General and administrative costs decreased to $10.3 million for the three months ended June 30, 2025, from $10.5 million for the three months ended June 30, 2024. The decrease compared to the prior year period was primarily due to lower non-cash stock compensation expense.
DD&A decreased to $31.2 million for the three months ended June 30, 2025, from $35.7 million for the three months ended June 30, 2024. The decrease was primarily due to lower stream depletion rates as a result of proven and probable mineral reserve increases by our operators and lower gold sales from Xavantina compared to the prior year period. These decreases were partially offset by higher production at Voisey's Bay and Manh Choh when compared to the prior year period.
For the three months ended June 30, 2025, we recorded income tax expense of $10.5 million, compared to $19.0 million for the three months ended June 30, 2024. The income tax expense resulted in an effective tax rate of 7.4% in the current period, compared with 18.9% for the three months ended June 30, 2024. The lower income tax expense for the three months ended June 30, 2025, included a $9.3 million discrete benefit related to a withholding tax refund on a foreign royalty and a discrete tax benefit of $4.3 million attributable to the release of a valuation allowance.
Net cash provided by operating activities totaled $152.8 million for the second quarter, compared to $113.5 million for the three months ended June 30, 2024. The increase was primarily due to higher net cash proceeds received from our stream and royalty interests of $29.3 million, lower income tax payments of $6.1 million and lower debt cash interest payments of $2.0 million when compared to the prior year period.
Net cash used in investing activities totaled $112.8 million for the second quarter, compared to $50.9 million for the three months ended June 30, 2024. The period over period change was primarily due to the $100 million payment for the Warintza stream and royalty and the $12.5 million payment for the Lawyers-Ranch royalty in the current period offset by the $51 million acquisition of two Back River Gold District royalties in the prior year period.
Net cash used in financing activities totaled $32.6 million for the second quarter, compared to $126.3 million for the three months ended June 30, 2024. The decrease was primarily due to lower debt repayments when compared to the prior year period. This decrease was partially offset by higher dividend payments compared to the prior year period.
Other Corporate Updates
Revolving Credit Facility Amendment Extends Maturity and Increases Accordion Feature
On June 26, 2025, we entered into the sixth amendment to the revolving credit facility dated June 2, 2017, as amended. The principal changes included in the sixth amendment were the extension of the scheduled maturity date by a further two years from June 28, 2028 to June 30, 2030, and an increase to the size of the accordion feature from $250 million to $400 million. As disclosed on August 5, 2025, we exercised the $400 million accordion feature and the aggregate commitment under the revolving credit facility has increased to $1.4 billion.
Additionally, the required leverage ratio was revised to be less than or equal to 4.00:1.00 at all times, rather than 4.00:1.00 for only the two fiscal quarters following the consummation of a material permitted acquisition (as defined) and 3.50:1.00 at all other times.
Total Available Liquidity of Approximately $1.25 Billion at the end of the Second Quarter
Total liquidity at the end of the second quarter was approximately $1.25 billion, which consisted of $266 million of working capital and $1 billion undrawn and available under the revolving credit facility. Following the draw as part of the Kansanshi gold stream acquisition, $575 million remains available under the revolving credit facility.
Outlook for 2025
We are currently forecasting that 2025 metal sales, DD&A and effective tax rate will be within the ranges previously provided.
Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters and six month periods ended June 30, 2025 and June 30, 2024. Table 2 shows a quarterly breakdown of stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2025 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the quarters and six month periods ended June 30, 2025 and June 30, 2024 and inventories at June 30, 2025, March 31, 2025 and December 31, 2024. Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2025, compared to the quarter ended June 30, 2024, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a high margin, mid-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions.

Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.

For further information, please contact:	Second Quarter 2025 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	217911

Note: Management’s conference call reviewing the second quarter results will be held on Thursday, August 7, 2025, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2025 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated benefits from investments, acquisitions and other transactions; the receipt and timing of future metal deliveries, including deferred amounts at Pueblo Viejo; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; plans and expectations with respect to the proposed Transactions; the expected timetable for completing the proposed Transactions; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the risks that a condition to closing of the Sandstorm and Horizon Transactions may not be satisfied, that a party may terminate an arrangement agreement, or that the closing of the Transactions might be delayed or not occur at all; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including information about historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.
No Offer or Solicitation: This press release does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Important Additional Information and Where to Find It: In connection with the proposed Transactions, Royal Gold, Sandstorm, and Horizon intend to file materials with the SEC and on SEDAR+, as applicable. Royal Gold plans to file proxy materials with the SEC in connection with the solicitation of proxies for Royal Gold’s special meeting of shareholders (the “Royal Gold Special Meeting”). Prior to the Royal Gold Special Meeting, Royal Gold will file a definitive proxy statement (the “Royal Gold Proxy Statement”), together with a proxy card. Sandstorm intends to file a management information circular (the “Sandstorm Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Sandstorm shareholder approval of the Sandstorm arrangement. Horizon intends to file a management information circular (the “Horizon Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Horizon securityholder approval of the Horizon arrangement. This press release is not a substitute for the Royal Gold Proxy Statement, the Sandstorm Circular, the Horizon Circular, or for any other document that Royal Gold, Sandstorm or Horizon may file with the SEC or on SEDAR+ and/or send to their respective securityholders in connection with the proposed transactions. INVESTORS AND SECURITYHOLDERS OF ROYAL GOLD, SANDSTORM AND HORIZON ARE URGED TO CAREFULLY AND THOROUGHLY READ THE ROYAL GOLD PROXY STATEMENT, THE SANDSTORM CIRCULAR, AND THE HORIZON CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY ROYAL GOLD, SANDSTORM, AND/OR HORIZON WITH THE SEC OR ON SEDAR+ WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROYAL GOLD, SANDSTORM, HORIZON, THE PROPOSED TRANSACTIONS, THE RISKS RELATED THERETO, AND RELATED MATTERS.
Securityholders of Royal Gold, Sandstorm, and Horizon will be able to obtain, free of charge, copies of the Royal Gold Proxy Statement, Sandstorm Circular, and Horizon Circular, as each may be amended from time to time, and other relevant documents filed by Royal Gold, Sandstorm, and/or Horizon with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Royal Gold will be available, free of charge, from Royal Gold’s website at www.royalgold.com under the “Investor Resources” tab or by contacting Royal Gold at (303) 573-1660 or InvestorRelations@royalgold.com. Copies of documents filed on SEDAR+ by Sandstorm will be available free of charge from Sandstorm’s website at www.sandstormgold.com under the “Investors” tab or by contacting Sandstorm at (844) 628-1164 or info@sandstormgold.com. Copies of documents filed on SEDAR+ by Horizon will be available free of charge from Horizon’s website at www.horizoncopper.com under the “Investors” tab or by contacting Horizon at (604) 336-8189 or info@horizoncopper.com.
Certain Information Regarding Participants: Royal Gold, Sandstorm, Horizon and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Royal Gold shareholders in connection with the Royal Gold Special Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC in connection with the Royal Gold Special Meeting. Information relating to the foregoing can also be found in Royal Gold’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and Royal Gold’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 4, 2025. To the extent the holdings of Royal Gold’s directors and executive officers in Royal Gold’s securities have changed since the amounts described in the April 4, 2025 proxy statement, such changes have been reflected in the following Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Change in Ownership on Form 4 filed with the SEC with respect to Royal Gold: Form 4, filed by William Heissenbuttel on April 22, 2025; Form 3, filed by Mark Isto on May 27, 2025; and Form 4, filed by Paul Libner on June 10, 2025. These filings can be found at the SEC’s website at www.sec.gov. Information regarding the executive officers and directors of Sandstorm and Horizon is included in their respective management information circulars for their 2025 shareholder meetings filed on SEDAR+ on April 22, 2025 and May 1, 2025, respectively. More detailed and updated information regarding the identity of participants in the solicitation and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC or on SEDAR+. These documents can be obtained free of charge from the sources indicated above.

TABLE 1
Revenue by Stream and Royalty Interests for the Three and Six Months Ended June 30, 2025 and June 30, 2024
(In thousands)

			Three Months Ended June 30,			Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2025	2024		2025		2024
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$63,655	$52,139		$106,463		$87,134
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,095	10,522		19,517		20,231
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$25,619	$19,801		$54,369		$37,562
Andacollo	Gold	100% of payable gold	9,489	10,608		22,234		22,297
Xavantina	Gold	25% of gold produced	4,946	9,486		10,322		18,760
Africa
Wassa	Gold	10.5% of payable gold	$10,149	$12,002		$22,568		$23,345
Khoemacau	Silver	100% of payable silver	10,238	8,394		20,200		16,152
Total stream revenue			$133,191	$122,952		$255,673		$225,481
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$3,165	$1,315		$5,665		$2,453
Red Chris	Gold, copper	1.0% NSR	—	—		4,477		2,617
Côté Gold	Gold	1.0% NSR	1,746	—		3,061		—
LaRonde Zone 5	Gold	2.0% NSR	929	712		2,102		1,520
Williams	Gold	0.97% NSR	502	488		1,354		839
Other-Canada	Various	Various	577	520		972		737
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$8,508	$11,214		$19,650		$24,579
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	8,088	4,548		11,642		8,959
Robinson	Gold, copper	3.0% NSR	4,697	3,764		9,094		5,547
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	6,306	—		11,930		—
Marigold	Gold	2.0% NSR	2,212	1,303		4,369		2,709
Leeville	Gold	1.8% NSR	2,533	2,137		4,160		3,622
Wharf	Gold	0.0%-2.0% sliding-scale GSR	1,577	370		2,748		1,191
Goldstrike	Gold	0.9% NSR	368	475		612		971
Other-United States	Various	Various	3,103	1,462		4,193		1,774
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$16,306	11,279		$31,715		$20,508
El Limon	Gold	3.0% NSR	3,024	2,077		6,302		3,387
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,324	1,609		2,987		3,148
Mara Rosa	Gold, silver	2.75% NSR	1,420	739		2,351		739
Other-Latin America	Various	Various	250	84		250		196
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,889	$2,253		$5,380		$4,152
King of the Hills	Gold	1.5% NSR	1,544	1,494		3,129		2,685
Bellevue	Gold	2.0% NSR	2,508	1,210	—	3,847	—	1,788
Gwalia	Gold	1.5% NSR	1,054	1,042		2,141		1,813
Wonder	Gold, silver	1.5% NSR	885	179		1,372		179
Other-Australia	Various	Various	937	869		1,904		1,405
Total royalty revenue			$76,452	$51,144		$147,407		$97,518
Total revenue			$209,643	$174,096		$403,080		$322,999
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Jun. 30, 2025		Mar. 31, 2025		Dec. 31, 2024		Sep. 30, 2024		Jun. 30, 2024
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,600	oz	11,800	oz	11,300	oz	17,600	oz	16,100	oz
		18.75% of payable copper	Copper	2.3	Mlb	2.2	Mlb	2.8	Mlb	3.1	Mlb	3.4	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	5,800	oz	7,700	oz	5,900	oz	7,000	oz	5,800	oz
		75% of Barrick's interest in payable silver[3]	Silver	204,700	oz	219,400	oz	89,500	oz	332,700	oz	218,200	oz
Andacollo	Teck	100% of payable gold	Gold	3,000	oz	4,400	oz	5,800	oz	4,000	oz	4,500	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	27,900	oz	31,100	oz	52,600	oz	45,300	oz	42,600	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	149,000	oz	119,700	oz	149,800	oz	116,500	oz	119,800	oz
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2025 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2025 Guidance	Metal Sales by Segment for the Six Months Ended June 30, 2025
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	210,000 - 230,000	65,400	36,205	101,605
Silver	(M oz)	2.7-3.3	1.2	0.3	1.5
Copper	(M lb)	13.5 - 16.0	4.5	3.0	7.5
Other Metals	(M)	$18.0 - $21.0	N/A	$13.8	$13.8

[1] Stream Sales represents physical metal sold.
[2] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024		As of June 30, 2025	As of March 31, 2025
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	8,200	16,600	9,800	16,100	400	8,800
Pueblo Viejo	6,100	5,800	7,000	5,800	6,100	5,800
Andacollo	5,100	3,000	5,800	4,500	3,300	1,100
Other	7,100	6,800	11,800	12,800	2,900	2,700
Total	26,500	32,200	34,400	39,200	12,700	18,400

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024		As of June 30, 2025	As of March 31, 2025
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	196,900	204,700	332,700	218,200	196,900	204,700
Other	409,600	374,000	361,600	375,000	144,100	108,500
Total	606,500	578,700	694,300	593,200	341,000	313,200

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024		As of June 30, 2025	As of March 31, 2025
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	1.4	2.3	2.5	3.4	—	0.9

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024		As of June 30, 2025	As of December 31, 2024
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	24,300	28,400	25,100	28,600	400	4,500
Pueblo Viejo	11,900	13,500	12,700	12,000	6,100	7,700
Andacollo	10,600	7,400	10,700	10,200	3,300	—
Other	15,900	16,100	25,600	26,500	2,900	3,300
Total	62,700	65,400	74,100	77,300	12,700	15,500

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024		As of June 30, 2025	As of December 31, 2024
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	401,600	424,200	550,900	441,200	196,900	219,400
Other	777,100	751,900	744,700	787,000	144,100	119,000
Total	1,178,700	1,176,100	1,295,600	1,228,200	341,000	338,400

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024		As of June 30, 2025	As of December 31, 2024
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	4.5	4.5	5.8	5.8	—	—

1 Silver stream purchases do not include 165,700 ounces of silver permitted to be deferred in the first quarter and 465,900 ounces of silver permitted to be deferred in the six month period ending June 30, 2025, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 2.1 million ounces at June 30, 2025, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	June 30, 2025	December 31, 2024
ASSETS
Cash and equivalents	$248,180	$195,498
Royalty receivables	64,994	63,460
Income tax receivable	13,573	1,139
Stream inventory	13,337	12,973
Prepaid expenses and other	1,929	2,217
Total current assets	342,013	275,287
Stream and royalty interests, net	3,141,548	3,042,804
Other assets	88,892	74,039
Total assets	$3,572,453	$3,392,130
LIABILITIES
Accounts payable	$5,506	$10,578
Dividends payable	29,640	29,611
Income tax payable	24,421	23,177
Other current liabilities	16,534	21,785
Total current liabilities	76,101	85,151
Deferred tax liabilities	131,644	132,308
Mount Milligan deferred liability	25,000	25,000
Other liabilities	20,749	18,465
Total liabilities	253,494	260,924
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,760,321 and 65,691,151 shares outstanding, respectively	658	657
Additional paid-in capital	2,229,722	2,228,311
Accumulated earnings	1,076,562	889,989
Total Royal Gold stockholders’ equity	3,306,942	3,118,957
Non-controlling interests	12,017	12,249
Total equity	3,318,959	3,131,206
Total liabilities and equity	$3,572,453	$3,392,130

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$209,643	$174,096	$403,080	$322,999
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	24,180	24,174	48,685	45,924
General and administrative	10,269	10,511	21,333	21,923
Production taxes	2,201	1,581	3,962	3,031
Depreciation, depletion and amortization	31,153	35,747	64,148	74,512
Total costs and expenses	67,803	72,013	138,128	145,390
Operating income	141,840	102,083	264,952	177,609
Fair value changes in equity securities	3	(63)	(34)	383
Interest and other income	2,713	807	4,762	3,783
Interest and other expense	(1,544)	(2,516)	(2,701)	(7,123)
Income before income taxes	143,012	100,311	266,979	174,652
Income tax expense	(10,538)	(18,991)	(20,927)	(46,025)
Net income and comprehensive income	132,474	81,320	246,052	128,627
Net income and comprehensive income attributable to non-controlling interests	(125)	(112)	(205)	(255)
Net income and comprehensive income attributable to Royal Gold common stockholders	$132,349	$81,208	$245,847	$128,372
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$2.01	$1.23	$3.73	$1.95
Basic weighted average shares outstanding	65,748,410	65,650,801	65,726,903	65,644,115
Diluted earnings per share	$2.01	$1.23	$3.73	$1.95
Diluted weighted average shares outstanding	65,820,530	65,767,538	65,806,160	65,753,899
Cash dividends declared per common share	$0.45	$0.40	$0.90	$0.80

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income and comprehensive income	$132,474	$81,320	$246,052	$128,627
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	31,153	35,747	64,148	74,512
Non-cash employee stock compensation expense	2,714	3,348	5,911	6,336
Fair value changes in equity securities	(3)	63	34	(383)
Deferred tax (benefit) expense	(2,191)	2,771	(11,019)	3,419
Other	222	262	446	484
Changes in assets and liabilities:	—	—
Royalty receivables	(7,265)	(1,581)	(1,534)	8,546
Stream inventory	1,220	513	(363)	(1,116)
Income tax receivable	(12,203)	(2,528)	(12,434)	(2,961)
Prepaid expenses and other assets	(3,870)	(233)	(3,525)	10,530
Accounts payable	3,043	1,628	3,178	1,786
Income tax payable	9,076	(3,918)	1,244	2,547
Mount Milligan deferred liability	—	—	—	25,000
Other liabilities	(1,568)	(3,877)	(2,967)	(5,528)
Net cash provided by operating activities	$152,802	$113,515	$289,171	$251,799
Cash flows from investing activities:
Acquisition of stream and royalty interests	(112,733)	(51,152)	(170,979)	(52,256)
Proceeds from Khoemacau debt facility	—	—	—	25,000
Other	(21)	220	(70)	(85)
Net cash used in investing activities	$(112,754)	$(50,932)	$(171,049)	$(27,341)
Cash flows from financing activities:
Repayment of debt	—	(100,000)	—	(200,000)
Net payments from issuance of common stock	(1,488)	(63)	(4,499)	(1,432)
Common stock dividends	(29,634)	(26,311)	(59,245)	(52,603)
Other	(1,506)	73	(1,696)	(358)
Net cash used in financing activities	$(32,628)	$(126,301)	$(65,440)	$(254,393)
Net increase (decrease) in cash and equivalents	7,420	(63,718)	52,682	(29,935)
Cash and equivalents at beginning of period	240,760	137,950	195,498	104,167
Cash and equivalents at end of period	$248,180	$74,232	$248,180	$74,232

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2025	2024	2025	2024
Net income and comprehensive income	132,474	$81,320	$246,052	$128,627
Depreciation, depletion and amortization	31,153	35,747	64,148	74,512
Non-cash employee stock compensation	2,714	3,348	5,911	6,336
Fair value changes in equity securities	(3)	63	34	(383)
Interest and other, net	(1,169)	1,709	(2,061)	3,340
Income tax expense	10,538	18,991	20,927	46,025
Non-controlling interests in operating income of consolidated subsidiaries	(125)	(112)	(205)	(255)
Adjusted EBITDA	$175,582	$141,066	$334,806	$258,202
Net income margin	63%	47%	61%	40%
Adjusted EBITDA margin	84%	81%	83%	80%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2025	2025	2024	2024
Net income and comprehensive income	$132,474	$113,578	$107,521	$96,330
Depreciation, depletion and amortization	31,153	32,995	33,737	36,177
Non-cash employee stock compensation	2,714	3,198	2,579	2,977
Fair value changes in equity securities	(3)	37	24	425
Interest and other, net	(1,169)	(893)	(179)	581
Income tax expense	10,538	10,389	26,078	21,510
Non-controlling interests in operating income of consolidated subsidiaries	(125)	(80)	(113)	(88)
Adjusted EBITDA	$175,582	$159,224	$169,647	$157,912
Net income margin	63%	59%	53%	50%
Adjusted EBITDA margin	84%	82%	84%	81%

TTM adjusted EBITDA	$662,365

Debt	$—
Cash and equivalents	(248,180)
Net debt / (cash)	$(248,180)

Net debt / (cash) to TTM adjusted EBITDA	(0.37)x
Cash G&A:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2025	2024	2025	2024
General and administrative expense	$10,269	$10,511	$21,333	$21,923
Non-cash employee stock compensation	(2,714)	(3,348)	(5,911)	(6,336)
Cash G&A	$7,555	$7,163	$15,422	$15,587

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2025	2025	2024	2024
General and administrative expense	$10,269	$11,063	$8,909	$10,102
Non-cash employee stock compensation	(2,714)	(3,198)	(2,579)	(2,977)
Cash G&A	$7,555	$7,865	$6,330	$7,125

TTM cash G&A	$28,875
Adjusted net income and adjusted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2025	2024	2025	2024
Net income and comprehensive income attributable to Royal Gold common stockholders	$132,349	$81,208	$245,847	$128,372
Fair value changes in equity securities	(3)	63	34	(383)
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	30	—	13,008
Discrete tax benefit for basis adjustment, net of valuation allowance	—	—	(12,008)	—
Withholding tax refund	(9,302)	—	(11,017)	—
Other discrete tax expense (benefit)	(4,256)	1,279	(4,256)	1,279
Tax effect of adjustments	1	(17)	(9)	102
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$118,789	$82,563	$218,591	$142,378

Net income attributable to Royal Gold common stockholders per diluted share	$2.01	$1.23	$3.73	$1.95
Fair value changes in equity securities	—	—	—	(0.01)
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	—	0.20
Discrete tax benefit for basis adjustment, net of valuation allowance	—	—	(0.18)	—
Withholding tax refund	(0.14)	—	(0.17)	—
Other discrete tax expense (benefit)	(0.06)	0.02	(0.06)	0.02
Tax effect of adjustments	—	—	—	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.81	$1.25	$3.32	$2.16
Free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$152,802	$113,515	$289,171	$251,799
Acquisition of stream and royalty interests	(112,733)	(51,152)	(170,979)	(52,256)
Free cash flow	$40,069	$62,363	$118,192	$199,543

Net cash used in investing activities	$(112,754)	$(50,932)	$(171,049)	$(27,341)
Net cash used in financing activities	$(32,628)	$(126,301)	$(65,440)	$(254,393)

Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.